PERSONAL INVESTMENT POLICY
FOR
SSB CITI ASSET MANAGEMENT GROUP - NORTH AMERICA
AND CERTAIN REGISTERED INVESTMENT COMPANIES
SSB Citi Asset Management Group ("SSB Citi") , and those U.S.- registered investment companies advised or managed by SSB Citi that have adopted this policy ("Funds"), have adopted this policy on securities transactions in order to accomplish two goals: first, to minimize conflicts and potential conflicts of interest between employees of SSB Citi and SSB Citi's clients (including the Funds), and between Fund directors or trustees and their Funds, and second, to provide policies and procedures consistent with applicable law, including Rule 17j-1 under the Investment Company Act of 1940, to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. All U.S. employees of SSB Citi, including employees who serve as Fund officers or directors, and all directors or trustees ("directors") of each Fund, are Covered Persons under this policy. Other Covered Persons are described in Section II below.
I.	Statement of Principles - All SSB Citi employees owe a
fiduciary duty to SSB Citi's clients when conducting their personal investment transactions. Employees must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All
Fund directors owe a fiduciary duty to each Fund of which they are a director and to that Fund's shareholders when conducting their personal investment transactions. At all times and in all matters Fund directors shall place the interests of their Funds before their personal interests.
The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.
All personal securities transactions by Covered Persons shall adhere to the requirements of this policy and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person's position of trust and responsibility. While this policy is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein.
Employees are reminded that they also are subject to other Citigroup policies, including policies on insider trading, the purchase and sale of securities listed on any applicable SSB Citi restricted list, the receipt of gifts and service as a director of a publicly traded company.
Employees must never trade in a security or commodity while in possession of material, non-public information about the issuer or the market for those securities or commodities, even if the employee has satisfied all other requirements of this policy.
The reputation of SSB Citi and its employees for straightforward practices and integrity is a priceless asset, and all employees have the duty and obligation to support and maintain it when conducting their personal securities transactions.

II.	Applicability - SSB Citi Employees - This policy applies to
all U.S. employees of SSB Citi, including part-time
employees. Each employee, including employees who serve as
Fund officers or directors, must comply with all of the
provisions of the policy applicable to SSB Citi employees
unless otherwise indicated. Certain employees are
considered to be "investment personnel" (i.e., portfolio
managers, traders and research analysts (and each of their assistants)), and as such, are subject to certain additional restrictions outlined in the policy. All other
employees of SSB Citi are considered to be "advisory
personnel."
Generally, temporary personnel and consultants working in
any SSB Citi business are subject to the same provisions of
the policy as full-time employees, and their adherence to
specific requirements will be addressed on a case-by-case
basis.
The personal investment policies, procedures and
restrictions referred to herein also apply to an employee's
spouse and minor children. The policies also apply to any
other account over which the employee is deemed to have
beneficial ownership. This includes: accounts of any
immediate family members sharing the same household as the employee; accounts of persons or other third parties for whom the employee exercises investment discretion or gives investment advice; a legal vehicle in which the employee has a direct or indirect beneficial interest and has power
over investment decisions; accounts for the benefit of a
third party (e.g., a charity) which may be directed by the
employee (other than in the capacity of an employee); and
any account over which the employee may be deemed to have
control. For a more detailed description of beneficial
ownership, see Exhibit A attached hereto.
These policies place certain restrictions on the ability of
an employee to purchase or sell securities that are being
or have been purchased or sold by an SSB Citi managed fund
or client account.  The restrictions also apply to
securities that are "related" to a security being purchased
or sold by an SSB Citi managed fund or client account.  A
"related security" is one whose value is derived from the
value of another security (e.g., a warrant, option or an
indexed instrument).
Fund Directors - This policy applies to all directors of
Funds that have adopted this policy.  The personal
investment policies, procedures and restrictions that
specifically apply to Fund directors apply to all accounts
and securities in which the director has direct or indirect beneficial ownership. See Exhibit A attached hereto for a more detailed description of beneficial ownership.
Securities are defined as stocks, notes, bonds, closed-end
mutual funds, debentures, and other evidences of
indebtedness, including senior debt, subordinated debt,
investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or
instrument commonly known as a "security."
III.	Enforcement - It is the responsibility of each Covered
Person to act in accordance with a high standard of conduct
and to comply with the policies and procedures set forth in
this document.  SSB Citi takes seriously its obligation to
monitor the personal investment activities of its
employees.  Any violation of this policy by employees will
be considered serious, and may result in disciplinary
action, which may include the unwinding of trades,
disgorgement of profits, monetary fine or censure, and
suspension or termination of employment.  Any violation of
this policy by a Fund director will be reported to the
Board of Directors of the applicable Fund, which may impose
such sanctions as it deems appropriate.
IV. Opening and Maintaining Employee Accounts - All employee brokerage accounts, including spouse accounts, accounts for which the employee is deemed to have beneficial ownership,
and any other accounts over which the employee and/or
spouse exercise control, must be maintained either at
Salomon Smith Barney ("SSB") or at Citicorp Investment
Services ("CIS").   For spouses or other persons who, by
reason of their employment, are required to conduct their securities, commodities or other financial transactions in a manner inconsistent with this policy, or in other
exceptional circumstances, employees may submit a written
request for an exemption to the Compliance Department.  If
approval is granted, copies of trade confirmations and
monthly statements must be sent to the Compliance
Department.  In addition, all other provisions of this
policy will apply.
V. Excluded Accounts and Transactions - The following types of accounts/transactions need not be maintained at SSB or CIS, nor are they subject to the other restrictions of this
policy:
1. Accounts at outside mutual funds that hold only
shares of open-end funds purchased directly from
that fund company. Note: transactions relating to
closed-end funds are subject to the pre-clearance,
blackout period and other restrictions of this
policy;
2. Estate or trust accounts in which an employee or
related person has a beneficial interest, but no
power to affect investment decisions.  There must
be no communication between the account(s) and the
employee with regard to investment decisions prior
to execution.  The employee must direct the
trustee/bank to furnish copies of confirmations
and statements to the Compliance Department;
3. Fully discretionary accounts managed by either an
internal or external registered investment adviser
are permitted and may be custodied away from SSB
and CIS if (i) the employee receives permission
from the Regional Director of Compliance and the
unit's Chief Investment Officer, and (ii) there is
no communication between the manager and the
employee with regard to investment decisions prior
to execution.  The employee must designate that
copies of trade confirmations and monthly
statements be sent to the Compliance Department;
4. Employees may participate in direct investment
programs which allow the purchase of securities
directly from the issuer without the
intermediation of a broker/dealer provided that
the timing and size of the purchases are
established by a pre-arranged, regularized
schedule (e.g., dividend reinvestment plans).
Employees must pre-clear the transaction at the
time that the dividend reinvestment plan is being
set up.  Employees also must provide documentation
of these arrangements and direct periodic (monthly
or quarterly) statements to the Compliance
Department; and
5. In addition to the foregoing, the following types
of securities are exempted from pre-clearance,
blackout periods, reporting and short-term trading
requirements: open-ended mutual funds; open-end
unit investment trusts; U.S. Treasury bills, bonds
and notes; mortgage pass-throughs (e.g. Ginnie
Maes) that are direct obligations of the U.S.
government; bankers acceptances; bank certificates
of deposit; commercial paper; and high quality
short-term debt instruments (meaning any
instrument that has a maturity at issuance of less
than 366 days and that is rated in one of the two
highest rating categories by a nationally
recognized statistical rating organization, such
as S&P or Moody's), including repurchase
agreements.
VI.	Securities Holding Period/Short-Term Trading - Securities
transactions must be for investment purposes rather than
for speculation.  Consequently, employees may not profit
from the purchase and sale, or sale and purchase, of the
same or equivalent securities within sixty (60) calendar
days, calculated on a First In, First Out (FIFO) basis
(i.e., the security may be sold on the 61st day). Citigroup securities received as part of an employee's compensation are not subject to the 60-day holding period.  All profits
from short-term trades are subject to disgorgement.
However, with the prior written approval of both a Chief
Investment Officer and the Regional Director of Compliance,
and only in rare and/or unusual circumstances, an employee
may execute a short-term trade that results in a
significant loss or in break-even status.
VII.	Pre-Clearance - All SSB Citi employees must pre-clear all
personal securities transactions (see Section V for a
listing of accounts, transactions and securities that do
not require pre-clearance). A copy of the pre-clearance
form is attached as Exhibit B. In addition, employees are prohibited from engaging in more than twenty (20)
transactions in any calendar month, except with prior
written approval from their Chief Investment Officer, or
designee.  A transaction must not be executed until the
employee has received the necessary approval.  Pre-
clearance is valid only on the day it is given.  If a
transaction is not executed on the day pre-clearance is
granted, it is required that pre-clearance be sought again
on a subsequent day (i.e., open orders, such as limit
orders, good until cancelled orders and stop-loss orders,
must be pre-cleared each day until the transaction is
effected).  In connection with obtaining approval for any
personal securities transaction, employees must describe in
detail any factors which might be relevant to an analysis
of the possibility of a conflict of interest.  Any trade
that violates the pre-clearance process may be unwound at
the employee's expense, and the employee will be required
to absorb any resulting loss and to disgorge any resulting
profit.
In addition to the foregoing, the CGAM NA Director of
Global Equity Research, or his designate, must approve all
personal securities transactions for members of the CGAM
Research Department prior to pre-clearance from the
Compliance Department as set forth in this section.  Pre-
approval by the Director of Research, or his designate, is
in addition to and does not replace the requirement for the pre-clearance of all personal securities transactions.
VIII.	Blackout Periods - No Covered Person shall purchase or
sell, directly or indirectly, any security in which he/she
has, or by reason of the transaction acquires, any direct
or indirect beneficial ownership if he/she has knowledge at
the time of such transaction that the security is being
purchased or sold, or is being considered for purchase or
sale, by a managed fund or client account or in the case of
a Fund director, by the director's Fund. In addition, the
following Blackout Periods apply to the categories of SSB
Citi employees listed below:
1. Portfolio Managers and Portfolio Manager Assistants -
may not buy or sell any securities for personal
accounts seven (7) calendar days before or after
managed funds or client accounts he/she manages trade
in that security.
2. Traders and Trader Assistants - may not buy or sell
any securities for personal accounts three (3)
calendar days before or seven (7) calendar days after
managed funds or client accounts he/she executes
trades for trade in that security.
3. Research Analysts and Research Assistants - may not
buy or sell any securities for personal accounts:
seven (7) calendar days before or after the issuance
of or a change in any recommendation; or seven (7)
calendar days before or after any managed fund or
client account about which the employee is likely to
have trading or portfolio information (as determined
by the Compliance Department) trades in that security.
4. Advisory Personnel (see Section II for details) - may
not buy or sell any securities for personal accounts
on the same day that a managed fund or client account
about which the employee is likely to have trading or
portfolio information (as determined by the Compliance
Department) trades in that security.
5. Unit Trust Personnel - all employees assigned to the
Unit Trust Department are prohibited from transacting
in any security when a SSB Citi-sponsored Unit Trust
portfolio is buying the same (or a related) security,
until seven business days after the later of the
completion of the accumulation period or the public
announcement of the trust portfolio.  Similarly, all
UIT employees are prohibited from transacting in any
security held in a UIT (or a related security) seven
business days prior to the liquidation period of the
trust.
Employees in the above categories may also be considered
Advisory Personnel for other accounts about which the
employee is likely to have trading or portfolio
information (as determined by the Compliance
Department).
Any violation of the foregoing provisions will require
the employee's trade to be unwound, with the employee
absorbing any resulting loss and disgorging any
resulting profit.  Advisory personnel are subject to the
unwinding of the trade provision; however, they may not
be required to absorb any resulting loss (at the
discretion of the Compliance Department and the
employee's supervisor).  Please be reminded that,
regardless of the provisions set forth above, all
employees are always prohibited from effecting personal
securities transactions based on material, non-public
information.
Blackout period requirements shall not apply to any
purchase or sale, or series of related transactions
involving the same or related securities, involving 500
or fewer shares in the aggregate if the issuer has a
market capitalization (outstanding shares multiplied by
the current price per share) greater than $10 billion
and is listed on a U.S. Stock Exchange or NASDAQ. Note:
Pre-clearance is still required. Under certain
circumstances, the Compliance Department may determine
that an employee may not rely upon this "Large Cap/De
Minimis" exemption. In such a case, the employee will be
notified prior to or at the time the pre-clearance
request is made.
IX.	Prohibited Transactions - The following transactions by SSB
Citi employees are prohibited without the prior written
approval from the Chief Investment Officer, or designee,
and the Regional Compliance Director:
1. The purchase of private placements; and
2. The acquisition of any securities in an initial
public offering (new issues of municipal debt
securities may be acquired subject to the other
requirements of this policy (e.g., pre-clearance).)
X.	Transactions in Options and Futures - SSB Citi employees
may buy or sell derivative instruments such as individual
stock options, options and futures on indexes and options
and futures on fixed-income securities, and may buy or sell physical commodities and futures and forwards on such commodities.  These transactions must comply with all of
the policies and restrictions described in this policy,
including pre-clearance, blackout periods, transactions in Citigroup securities and the 60-day holding period.
However, the 60-day holding period does not apply to
individual stock options that are part of a hedged position
where the underlying stock has been held for more than 60
days and the entire position (including the underlying
security) is closed out.
XI.	Prohibited Recommendations - No Covered Person shall
recommend or execute any securities transaction by any
managed fund or client account, or, in the case of a Fund
director, by the director's Fund, without having disclosed,
in writing, to the Chief Investment Officer, or designee,
any direct or indirect interest in such securities or
issuers, except for those securities purchased pursuant to
the "Large Cap/De Minimis" exemption described in Section
VIII above.  Prior written approval of such recommendation
or execution also must be received from the Chief
Investment Officer, or designee. The interest in personal
accounts could be in the form of:
1. Any direct or indirect beneficial ownership of any
securities of such issuer;
2. Any contemplated transaction by the person in such
securities;
3. Any position with such issuer or its affiliates;
or
4. Any present or proposed business relationship
between such issuer or its affiliates and the
person or any party in which such person has a
significant interest.
XII.	Transactions in Citigroup Securities - Unless an SSB Citi
employee is a member of a designated group subject to more restrictive provisions, or is otherwise notified to the contrary, the employee may trade in Citigroup securities
without restriction (other than the pre-clearance and other requirements of this policy), subject to the limitations set forth below.
Employees whose jobs are such that they know about
Citigroup's quarterly earnings prior to release may
not engage in any transactions in Citigroup
securities during the "blackout periods" beginning on
the first day of a calendar quarter and ending on the
second business day following the release of earnings
for the prior quarter.  Members of the SSB Citi
Executive Committee and certain other senior SSB Citi
employees are subject to these blackout periods.
Stock option exercises are permitted during a
blackout period (but the simultaneous exercise of an
option and sale of the underlying stock is
prohibited).  With regard to exchange traded options,
no transactions in Citigroup options are permitted
except to close or roll an option position that
expires during a blackout period.  Charitable
contributions of Citigroup securities may be made
during the blackout period, but an individual's
private foundation may not sell donated Citigroup
common stock during the blackout period.  "Good 'til
cancelled" orders on Citigroup stock must be
cancelled before entering a blackout period and no
such orders may be entered during a blackout period.
No employee may engage at any time in any personal
transactions in Citigroup securities while in
possession of material non-public information.
Investments in Citigroup securities must be made with
a long-term orientation rather than for speculation
or for the generation of short-term trading profits.
In addition, please note that employees may not
engage in the following transactions:
- Short sales of Citigroup securities;
- Purchases or sales of options ("puts" or "calls") on
Citigroup securities, except writing a covered
call at a time when the securities could have been
sold under this policy;
- Purchases or sales of futures on Citigroup
securities; or
- Any transactions relating to Citigroup securities
that might reasonably appear speculative.
The number of Citigroup shares an employee is
entitled to in the Citigroup Stock Purchase Plan is
not treated as a long stock position until such time
as the employee has given instructions to purchase
the shares of Citigroup.  Thus, employees are not
permitted to use options to hedge their financial
interest in the Citigroup Stock Purchase Plan.
Contributions into the firm's 401(k) Plan are not
subject to the restrictions and prohibitions
described in this policy.
XIII.	Acknowledgement and Reporting Requirements - SSB Citi
Employees - All new SSB Citi employees must certify that
they have received a copy of this policy, and have read and understood its provisions. In addition, all SSB Citi employees must:
1. Acknowledge receipt of the policy and any
modifications thereof, in writing (see Exhibit C
for the form of Acknowledgement);
2. Within 10 days of becoming an SSB Citi employee,
disclose in writing all information with respect
to all securities beneficially owned and any
existing personal brokerage relationships
(employees must also disclose any new brokerage
relationships whenever established).  Such
information should be provided on the form
attached as Exhibit D;
3. Direct their brokers to supply, on a timely basis,
duplicate copies of confirmations of all personal
securities transactions (Note: this requirement
may be satisfied through the transmission of
automated feeds);
4. Within 10 days after the end of each calendar
quarter, provide information relating to
securities transactions executed during the
previous quarter for all securities accounts
(Note:  this requirement may be satisfied through
the transmission of automated feeds);
5. Submit an annual holdings report containing
similar information that must be current as of a
date no more than 30 days before the report is
submitted, and confirm at least annually all
brokerage relationships and any and all outside
business affiliations  (Note: this requirement may
be satisfied through the transmission of automated
feeds or the regular receipt of monthly brokerage
statements); and
6. Certify on an annual basis that he/she has read
and understood the policy, complied with the
requirements of the policy and that he/she has
pre-cleared and disclosed or reported all personal
securities transactions and securities accounts
required to be disclosed or reported pursuant to
the requirements of the policy.
Fund Directors - Fund Directors shall deliver the
information required by Items 1 through 6 of the
immediately preceding paragraph, except that a Fund
director who is not an "interested person" of the Fund
within the meaning of Section 2(a)(19) of the Investment
Company Act of 1940, and who would be required to make
reports solely by reason of being a Fund Director, is not
required to make the initial and annual holdings reports
required by Items 2 and 5.  Also, a "non-interested" Fund
Director need not supply duplicate copies of confirmations
of personal securities transactions required by Item 3, and
need only make the quarterly transactions reports required
by Item 4 as to any security if at the time of a
transaction by the Director in that security, he/she knew
or in the ordinary course of fulfilling his/her official
duties as a Fund Director should have known that, during
the 15-day period immediately preceding or following the
date of that transaction, that security is or was purchased
or sold by that Director's Fund or was being considered for purchase or sale by that Director's Fund.
Disclaimer of Beneficial Ownership - The reports described
in Items 4 and 5 above may contain a statement that the
reports shall not be construed as an admission by the
person making the reports that he/she has any direct or
indirect beneficial ownership in the securities to which
the reports relate.
XIV.	Handling of Disgorged Profits - Any amounts that are
paid/disgorged by an employee under this policy shall be
donated by SSB Citi to one or more charities.  Amounts
donated may be aggregated by SSB Citi and paid to such
charity or charities at the end of each year.
XV.	Confidentiality - All information obtained from any Covered
Person pursuant to this policy shall be kept in strict
confidence, except that such information will be made
available to the Securities and Exchange Commission or any
other regulatory or self-regulatory organization or to the
Fund Boards of Directors to the extent required by law,
regulation or this policy.
XVI.	Other Laws, Rules and Statements of Policy - Nothing
contained in this policy shall be interpreted as relieving
any person subject to the policy from acting in accordance
with the provision of any applicable law, rule or
regulation or, in the case of SSB Citi employees, any
statement of policy or procedure governing the conduct of
such person adopted by Citigroup, its affiliates and
subsidiaries.
XVII.	Retention of Records - All records relating to personal
securities transactions hereunder and other records meeting
the requirements of applicable law, including a copy of
this policy and any other policies covering the subject
matter hereof, shall be maintained in the manner and to the
extent required by applicable law, including Rule 17j-1
under the 1940 Act. The Compliance Department shall have
the responsibility for maintaining records created under
this policy.
XVIII.	Monitoring - SSB Citi takes seriously its obligation
to monitor the personal investment activities of its
employees and to review the periodic reports of all Covered Persons. Employee personal investment transaction activity will be monitored by the Compliance Department. All noted deviations from the policy requirements will be referred back to the employee for follow-up and resolution (with a
copy to be supplied to the employee's supervisor).  Any
noted deviations by Fund directors will be reported to the
Board of Directors of the applicable Fund for consideration
and follow-up as contemplated by Section III hereof.
XIX.	Exceptions to the Policy - Any exceptions to this policy
must have the prior written approval of both the Chief
Investment Officer and the Regional Director of Compliance.
Any questions about this policy should be directed to the
Compliance Department.
XX.	Board Review - Fund management and SSB Citi shall provide
to the Board of Directors of each Fund, on a quarterly
basis, a written report of all material violations of this
policy, and at least annually, a written report and
certification meeting the requirements of Rule 17j-1 under
the 1940 Act.
XXI.	Other Codes of Ethics - To the extent that any officer of
any Fund is not a Covered Person hereunder, or an
investment subadviser of or principal underwriter for any
Fund and their respective access persons (as defined in
Rule 17j-1) are not Covered Persons hereunder, those
persons must be covered by separate codes of ethics which
are approved in accordance with applicable law.
XXII.	 Amendments - SSB Citi Employees - Unless otherwise noted
herein, this policy shall become effective as to all SSB
Citi employees on March 30, 2000. This policy may be amended as to SSB Citi employees from time to time by the Compliance Department. Any material amendment of this policy shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 under the 1940 Act.
	Fund Directors - This policy shall become effective as to a Fund upon the approval and adoption of this policy by the Board of Directors of that Fund in accordance with Rule
17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund. Any material amendment of this policy that applies to the directors of a Fund shall become effective as to the directors of that Fund only when the Board of Directors of that Fund has approved the amendment in accordance with Rule 17j-1 or at such earlier date as determined by the Secretary of the Fund.




March 15, 2000


EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "Pecuniary Interest" in the Securities.

You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in
Securities:

1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

"Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2. Your interest as a general partner in Securities held by a general or limited partnership.

3. Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2. Your ownership of a vested interest in a trust.

3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of "beneficial ownership". For purposes of the attached policy, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder
  	The investment advisory entities of SSB Citi covered by this policy include: Salomon Brothers Asset Management Inc.; SSB Citi Fund Management LLC; Smith Barney Asset Management Division of Salomon Smith Barney Inc.; Travelers Investment Management Company; and the Citibank Global Asset Management Division of Citibank, N.A. and Citicorp Trust, N.A.-California.
This requirement will become effective as to all employees on a date to be determined by the Compliance Department and may be subject to a phase-in implementation process.